CONSENT OF INDEPENDENT AUDITORS


Audit Committee of the
    Board of Directors and Stockholders
BUCS Financial Corp
Owings Mills, Maryland


     We consent to the incorporation by reference in the Registration Statement (No. 333-97399) on Form S-8 and (No. 333-47524) on Form S-2 of BUCS Financial Corp of our report dated January 24, 2003, relating to the consolidated statements of financial condition of BUCS Financial Corp as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2002 annual report on Form 10-KSB of BUCS Financial Corp.


                                                   /s/ Stegman & Company
                                                   -----------------------------


Baltimore, Maryland
March 28, 2003